Exhibit 10.1

July 3, 2014

Cesar Johnston	Via Email
csrjohnston@att.net

Dear Cesar:

Energous Corporation (the “Company”) is pleased to offer you employment on the following terms:

1.          Position. Your initial title will be Senior Vice President of Engineering and you will initially report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.          Cash Compensation. The Company will pay you a starting salary at the rate of $10,416.66 per pay period (bi-monthly), payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion. In addition, you are entitled to a 20% incentive bonus ($50,000) broken into 5 equal parts: one per quarter plus an annual, based on performance of the Company and the individual against the deliverables to be agreed upon with the Chief Executive Officer.

3.          Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.          Equity Grants. As part of your offer we will be requesting that the Energous Board of Directors grant you 100,000 Restricted Stock Units (RSU’s). We will request that the Energous Board of Directors grant you an additional 10,000 RSU’s upon successful completion of the hiring plan by the end of August. Further, we will request that the Board of Directors grant you an additional 10,000 RSU’s upon successful completion of the CES 2015 demonstration plan (specifically enabling at least 6 strategic partners to have prototypical consumer products, WattUp enabled, demonstrable at CES according to product and performance specifications; 24 simultaneous users 0-5 feet from transmitter 16 watts into the space, 5-10 feet @ 8 watts, 10-15 feet @ 4 watts; all under software control with Bluetooth connectivity and full roaming capability).

As you may be aware, RSU’s are not Stock Options, they are essentially a promise to deliver a share of Energous Corporation common stock at a specific time; in this case within a few days after the RSU has vested. When you sell the common stock represented by the RSU, you will receive the full value of the share of stock on the date you sell it. As Energous is a public company, the vested shares are fully tradable when you receive the underlying share of stock. In order to assist participants in selling their shares, the Company is exploring options with brokerage firms to allow same day trading of common stock.

303 Ray Street • Pleasanton CA 94566 • Tel: (925) 344-4200 •energous.com

Your RSU’s will vest 25% on each of the 4 anniversaries of your start date (or award date based on successful completion of the milestones listed above). Upon vesting, there may be certain tax consequences so you should consult your financial advisor or CPA well in advance of the vesting dates to discuss the issue.

Additionally, the Company is a “Pay for Performance” based company. As a result, you can expect to receive additional equity incentives for outstanding performance throughout your career at Energous.

In the event of death or disability, all vesting options will have an extended expiration date of twelve (12) months from the date of death or effective date of disability which precludes the executive from working full time at the Company. In the case of a “Change in Control”, there is no acceleration of RSU’s, however, if the executive is terminated by the acquiring company for any reason other than cause anytime up until the 4th year hire date anniversary, the executive will be made a consultant to the acquiring company for the remainder of the 4 year original vesting period at the same total compensation in effect at the time of the acquisition. During this period, the RSU’s will continue to vest according to their original schedule. In the event you are terminated by the acquiring company for any reason other than cause after the 4 year anniversary date, you will be granted one (1) year of base salary severance.

5.          Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.

6.          Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer letter. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). Notwithstanding the at-will nature of your employment, the Company will grant you one (1) year of base salary as severance in the event your relationship is terminated for any reason other than cause (after a 90-day probationary period).

The C-level executive may terminate his employment for convenience upon a change-in-control for any of the following reasons: a) the executive is required to move more than 75 miles from his current location; and/or b) the total compensation offered to the executive by the acquiring company is less than the current total compensation at the time of the acquisition.

303 Ray Street • Pleasanton CA 94566 • Tel: (925) 344-4200 •energous.com

7.           Tax Matters.

(a) Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

8. Interpretation, Amendment and Enforcement. This offer letter and Exhibit A constitute the complete offer letter between you and the Company, contain significant terms of your offer of employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This offer letter may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter between you and the Company (the “Dispute”) will be governed by California law, excluding laws relating to conflicts or choice of law. For all pre-employment and offer letter Disputes, you and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Alameda County, California, in connection with any Dispute or any claim related to any Dispute.

* * * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer letter by signing and dating both the enclosed duplicate original of this offer letter and the enclosed Confidential Information and Inventions Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on July 6, 2014. As required by the Company, your employment is contingent on completion of and successful passing of an investigative consumer report and a negative result pre-employment drug test. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon your starting work with the Company on or before July 7, 2014.

303 Ray Street • Pleasanton CA 94566 • Tel: (925) 344-4200 •energous.com

If you have any questions, please call me at 949-201-9097.

Very truly yours,

ENERGOUS CORPORATION

/s/ Stephen R. Rizzone

By:	Stephen R. Rizzone, Chief Executive Officer

I have read and accept this employment offer:

/s/ Cesar Johnston
Signature of Employee

Dated:	July 5, 2014

Attachment

Exhibit A: Confidential Information and Inventions Assignment Agreement

303 Ray Street • Pleasanton CA 94566 • Tel: (925) 344-4200 •energous.com